EXHIBIT A

The business address for all entities and individuals (except Bassett S. Winmill and Thomas B. Winmill) listed in this Exhibit A is 11 Hanover Square, 12th Floor, New York, NY 10005. Bassett S. Winmill’s business address is Box 362 - 5 Sailers Way, Rumson, NJ 07760 and Thomas B. Winmill’s business address is PO Box 4, Walpole, NH 03608.

Bexil Corporation (“BXLC”) is the sole member of Bexil Securities LLC (“BXLS”).  Midas Securities Group, Inc. (“MSG”) owns approximately 22% of the outstanding shares of BXLC.  MSG is a wholly owned subsidiary of Winmill & Co. Incorporated, a Delaware company whose securities are traded in the over-the-counter market (“WCI”).  Bassett S. Winmill may be deemed to be a controlling person of WCI on the basis of his ownership of 100% of WCI’s voting stock and, therefore, may also be deemed to be a controlling person of MSG, BXLC, and BXLS.  Thomas B. Winmill may be deemed to be a controlling person of BXLS, MSG, WCI, BXLC, and the Issuer on the basis of his position as President of each.

The managers of BXLS are Thomas B. Winmill and Thomas O’Malley.  The directors of BXLC are Douglas Wu, Edward G. Webb, Jr., Charles A. Carroll, Bassett S. Winmill, and Thomas B. Winmill.  The directors of MSG are Thomas O’Malley and Thomas B. Winmill.  The directors of WCI are Bassett S. Winmill, Mark C. Winmill, and Thomas B. Winmill.  The directors of the Issuer are Bruce B. Huber, James E. Hunt, Peter K. Werner, and Thomas B. Winmill.

Information relevant to each director of the Issuer deemed to be an interested person of the Issuer as defined by the Investment Company Act of 1940:

Name, Position(s) Held with Fund, Term of Office, Principal Occupation for Past Five Years, and Age	Director Since
THOMAS B. WINMILL, ESQ. – He is President, Chief Executive Officer, and Chief Legal Officer of the Issuer,  other investment companies managed by affiliates of the Investment Manager of the Issuer, the Investment Manager of the Issuer (Bexil Advisers LLC), CEF Advisers, Inc., Midas Management Corporation (registered investment advisers, collectively the “Advisers”), BXLS and MSG (registered broker-dealers, collectively the “Broker- Dealers”), BXLC, and WCI. He is General Counsel of Tuxis Corporation. He is Chairman of the Investment Policy Committee of each of the Advisers (the “IPCs”), which currently manage the Issuer, Global Income Fund, Inc. and Midas Perpetual Portfolio, Inc., and he is the portfolio manager of Midas Fund, Inc. He is a member of the New York State Bar and the SEC Rules Committee of the Investment Company Institute. He is the son of Bassett S. Winmill. He was born on June 25, 1959.
2011

The non-director executive officers of the Issuer and their relevant biographical information are set forth below:

Bassett S. Winmill Born February 10, 1930
Chief Investment Strategist since 2011. He is also Chief Investment Strategist of the Advisers, Chairman of the Board of BXLC, WCI, Tuxis Corporation, and other investment companies managed by affiliates of the Investment Manager of the Issuer, and portfolio manager of Foxby Corp. and Midas Magic, Inc. He is a member of the IPCs. He also is a member of the New York Society of Security Analysts, the Association for Investment Management and Research, and the international Society of Financial Analysts. He is the father of Thomas B. Winmill.

Thomas O’Malley Born on July 22, 1958
Chief Accounting Officer, Chief Financial Officer, Vice President, and Treasurer of the Issuer since 2011. He is also Chief Accounting Officer, Chief Financial Officer, Vice President, and Treasurer of other investment companies managed by affiliates of the Investment Manager of the Issuer, the Advisers, the Broker-Dealers, BXLC, WCI, and Tuxis Corporation. He is a certified public accountant.

John F. Ramirez, Esq. Born on April 29, 1977
Chief Compliance Officer, Associate General Counsel, AML Officer, Vice President, and Secretary of the Issuer since 2011. He is also Chief Compliance Officer, Associate General Counsel, AML Officer, Vice President, and Secretary of other investment companies managed by affiliates of the Investment Manager of the Issuer, the Advisers, the Broker-Dealers, BXLC, WCI, and Tuxis Corporation. He is a member of the IPCs. He also is a member of the New York State Bar and the Chief Compliance Officer Committee and the Compliance Advisory Committee of the Investment Company Institute.

Heidi Keating Born March 28, 1959
Vice President since 2011. She is also Vice President of other investment companies managed by affiliates of the Investment Manager of the Issuer, the Advisers, BXLC, WCI, and Tuxis Corporation. She is a member of the IPCs.

The following table presents certain information regarding the direct and/or indirect beneficial ownership of the Issuer's shares as of January 6, 2012 by each foregoing officer and/or director of the Issuer.

Name of Officer or Director	Number of Shares
Thomas B. Winmill	1,231,028
Bassett S. Winmill	1,210,528
Thomas O’Malley	0
John F. Ramirez	0
Heidi Keating	0